Wednesday February 23, 8:35 am Eastern Time

Company Press Release

JWGenesis Financial Corp. Announces Results of Its Cash Tender Offer to Purchase Up to 1,166,667 of Its Outstanding Shares At $30 Net Per Share

BOCA RATON, Fla.--(BUSINESS WIRE)--Feb. 23, 2000--JWGenesis Financial Corp. (AMEX:JWG - news) today announced the results of its cash tender offer to purchase up to 1,166,667 shares of its common stock at a net per share price of $30. The cash tender offer expired at 5:00 p.m. Eastern Time on February 11, 2000.

The Company reported that the offer was oversubscribed and that, after acceptance of all tenders of Odd Lots (i.e., ownership of less than 100 shares), the proration factor for accepting shares in the offer is 22.73% of the shares tendered. For shareholders who tendered using the formulaic number approach described in the offer, the application of that proration factor means that the Company is accepting 16.897% of their total number of shares owned. Delivery of payments for accepted shares, as well as the return of unaccepted shares, are expected to be made within a week to ten days.

JWGenesis Financial Corp., headquartered in Boca Raton, Florida, provides a wide range of financial services to individuals, businesses and other brokerage firms through its wholly-owned subsidiaries: JWGenesis Capital Markets, Inc., JWGenesis Securities, Inc., JWGenesis Financial Services, Inc. and JWGenesis Financial Group, Inc.

Certain statements in this release regarding the Company's expected future business and prospects constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties discussed in the 1998 Annual Report on Form 10-K, as amended, of JWGenesis Financial Corp., which discussions are incorporated herein by reference.

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Contact:

     JWGenesis, Boca Raton
     Margo Vuicich, Senior Vice President, 561/338-2721